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                                                                   Exhibit 10.17

                  Amendment to the Benefit Equalization Plan of
                         United States Trust Corporation
                 As Amended and Restated through January 1, 1997

      RESOLVED that effective January 1, 1999 the Benefit Equalization Plan ("BEP") is amended to read as follows:

      The last paragraph of Section 7 is amended by the addition of the following;

      "Notwithstanding the foregoing, a Participant who is a Managing Director (or more senior executive); who has attained age 55; and has satisfied his or her U.S. Trust stock ownership target, may elect that 100% of the amount credited to his or her Participant Account for any Plan Year commencing on or after January 1, 1999, be credited to the Cash Portion of his or her Account by filing a written notice with the Committee."